EXHIBIT 10.1

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                        JRC/CONCORD TECHNOLOGIES, INC.,

                              JIMMY R. COLE, JR.,

                           OYO GEOSPACE CORPORATION

                                      and

                               BUBBLES MERGE CO.

                            Dated February 3, 1998
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                               TABLE OF CONTENTS
                                                                          PAGE

                                   ARTICLE 1
                        THE MERGER AND RELATED MATTERS.....................  1
            1.1   MERGER...................................................  1
            1.2   CLOSING AND EFFECTIVE TIME...............................  2
            1.3   CONVERSION OF STOCK......................................  2
            1.4   EXCHANGE.................................................  3
            1.5   CANCELLATION OF TREASURY STOCK...........................  4
            1.6   CLOSING OF THE COMPANY TRANSFER BOOKS....................  4
            1.7   NET EQUITY ADJUSTMENT....................................  4

                                   ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COLE.........  5
            2.1   CORPORATE ORGANIZATION...................................  5
            2.2   CAPITALIZATION...........................................  5
            2.3   AFFILIATES AND SUBSIDIARIES..............................  5
            2.4   POWER AND AUTHORITY; EXECUTION AND DELIVERY; EFFECT OF
                  AGREEMENT................................................  6
            2.5   NO CONSENTS; NO VIOLATIONS; NO LOSS OF RIGHTS............  7
            2.6   FINANCIAL STATEMENTS.....................................  8
            2.7   ABSENCE OF MATERIAL ADVERSE CHANGES......................  8
            2.8   COMPENSATION AND BENEFIT PLANS...........................  9
            2.9   PROPERTIES, TITLE AND RELATED MATTERS.................... 10
            2.10  LEGAL PROCEEDINGS........................................ 11
            2.11  INSURANCE................................................ 12
            2.12  RECORDS.................................................. 12
            2.13  MATERIAL CONTRACTS....................................... 12
            2.14  BROKERAGE................................................ 14
            2.15  INTELLECTUAL PROPERTY.................................... 14
            2.16  ENVIRONMENTAL MATTERS.................................... 14
            2.17  GOVERNMENTAL LICENSES AND PERMITS........................ 15
            2.18  TAXES AND TAX MATTERS.................................... 16
            2.19  LABOR MATTERS............................................ 17
            2.20  WARRANTIES AND PRODUCT LIABILITY......................... 17
            2.21  NO MISLEADING STATEMENTS................................. 18
            2.22  SECURITIES LAW MATTERS................................... 18
            2.23  INDEBTEDNESS AND AGREEMENTS.............................. 19

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF OYO AND SUB............. 19
            3.1   CORPORATE ORGANIZATION................................... 19
            3.2   DUE AUTHORIZATION, EXECUTION AND DELIVERY; EFFECT OF
                  AGREEMENT................................................ 19
            3.3   CONSENTS................................................. 20
            3.4   AUTHORIZATION FOR OYO COMMON STOCK....................... 20
            3.5   BROKERAGE................................................ 20
            3.6   SEC DOCUMENTS............................................ 20
            3.7   MATTERS RELATED TO SUB................................... 21
            3.8   SOPHISTICATION OF OYO.................................... 21

                                   ARTICLE 4
                           COVENANTS AND AGREEMENTS........................ 21
            4.1   SHAREHOLDER APPROVAL..................................... 21
            4.2   FURTHER ASSURANCES....................................... 21

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            4.3   RELEASE.................................................. 22
            4.4   COVENANTS OF OYO......................................... 22

                                   ARTICLE 5
                   CONDITIONS TO OYO'S AND SUB'S OBLIGATIONS............... 22
            5.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES............... 22
            5.2   PERFORMANCE OF COVENANTS AND AGREEMENTS.................. 22
            5.3   CONSENTS................................................. 23
            5.4   GOVERNMENTAL APPROVALS................................... 23
            5.5   RESIGNATION OF DIRECTORS................................. 23
            5.6   COMPANY SECRETARY'S CERTIFICATE.......................... 23
            5.7   COMPANY OFFICER'S CERTIFICATE............................ 23
            5.8   STATE CERTIFICATES....................................... 23
            5.9   INTELLECTUAL PROPERTY RIGHTS RELEASES.................... 23
            5.10  OPINION OF COUNSEL....................................... 24

                                   ARTICLE 6
              CONDITIONS TO COLE'S AND THE COMPANY'S OBLIGATIONS........... 24
            6.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES............... 24
            6.2   PERFORMANCE OF COVENANTS AND AGREEMENTS.................. 24
            6.3   GOVERNMENTAL APPROVALS................................... 24
            6.4   OYO SECRETARY'S CERTIFICATE.............................. 24
            6.5   SUB SECRETARY'S CERTIFICATE.............................. 24
            6.6   OYO OFFICER'S CERTIFICATE................................ 24
            6.7   OPINION OF COUNSEL....................................... 25

                                   ARTICLE 7
                NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS
            ............................................................... 25

                                   ARTICLE 8
                       INDEMNIFICATION AND REIMBURSEMENT................... 25
            8.1   COLE INDEMNITIES......................................... 25
            8.2   OYO INDEMNITIES.......................................... 26
            8.3   NOTICE OF CLAIM.......................................... 26
            8.4   INDEMNIFICATION PROCEDURES............................... 27
            8.5   SUBROGATION RIGHTS....................................... 29
            8.6   INSURANCE PROCEEDS; INTEREST............................. 29
            8.7   INDEPENDENT INDEMNITIES.................................. 29
            8.8   INVESTIGATION AND DUE DILIGENCE.......................... 29
            8.9   NO IMPLIED REPRESENTATIONS OR WARRANTIES................. 29

                                   ARTICLE 9
                                  DEFINITIONS
            ............................................................... 30

                                  ARTICLE 10
                                 MISCELLANEOUS............................. 34
            10.1  ENTIRE AGREEMENT......................................... 34
            10.2  SUCCESSORS AND ASSIGNS................................... 34
            10.3  EXPENSES................................................. 34
            10.4  INVALIDITY............................................... 34
            10.5  COUNTERPARTS............................................. 34

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            10.6  HEADINGS................................................. 35
            10.7  CONSTRUCTION AND REFERENCES.............................. 35
            10.8  MODIFICATION AND WAIVER.................................. 35
            10.9  KNOWLEDGE................................................ 35
            10.10 NOTICES.................................................. 35
            10.11 GOVERNING LAW; INTERPRETATION............................ 36
            10.12 RESOLUTION OF DISPUTES................................... 36

                            EXHIBITS AND SCHEDULES

      Exhibit 1.2      Articles of Merger
      Exhibit 5.9 (a)  Acknowledgement of Assignment and Release of Intellectual
                          Property Rights (Retriever Patent)
      Exhibit 5.9 (b)  Acknowledgement of Assignment and Release of Intellectual
                          Property Rights (Latching Patent)
      Exhibit 5.10     Form of Opinion of Dow, Cogburn & Friedman, P.C.
      Exhibit 6.7      Form of Opinion of Fulbright & Jaworski L.L.P.

      Schedule 2.3     Subsidiaries
      Schedule 2.5     Required Consents
      Schedule 2.6     Material Liabilities Not Shown in Financial Statements
      Schedule 2.7     Certain Transactions Since December 31, 1997
      Schedule 2.8     Compensation and Benefit Plans
      Schedule 2.9 (a) Encumbrances on Personal Property
      Schedule 2.9 (c) Real Property Owned
      Schedule 2.9 (d) Real Property Leased
      Schedule 2.10    Legal Matters
      Schedule 2.11    Insurance
      Schedule 2.13(a) Material Contracts
      Schedule 2.13(b) Balances of Outstanding Debt
      Schedule 2.15    Encumbrances on Intellectual Property
      Schedule 2.16    Environmental Matters
      Schedule 2.17    Governmental Licenses and Permits
      Schedule 2.18    Taxes and Tax Matters

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                         AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated as of February 3, 1998, and is by and among JRC/Concord Technologies, Inc., a Texas corporation (the "COMPANY"), Jimmy R. Cole, Jr., an individual residing in Houston, Texas and the sole shareholder of the Company ("COLE"), OYO Geospace Corporation, a Delaware corporation ("OYO"), and Bubbles Merge Co., a Texas corporation and wholly-owned subsidiary of OYO ("SUB").

      Capitalized terms used in this Agreement shall have the meanings given to them in Article hereof, unless defined elsewhere in this Agreement.

                             W I T N E S S E T H:

      WHEREAS OYO is interested in acquiring the Company through a merger of the Company with and into Sub pursuant to which the issued and outstanding shares of the common stock, par value $.01 per share, of the Company ("COMMON STOCK") would be converted into the common stock, par value $.01 per share, of OYO ("OYO COMMON STOCK") on the terms and conditions set forth herein;

      WHEREAS Cole owns all of the issued and outstanding Common Stock; and

      WHEREAS the parties hereto wish to set forth the representations, warranties, agreements and conditions under which a merger (the "MERGER") of the Comapny with and into Sub will occur;

      NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                        THE MERGER AND RELATED MATTERS

      1.1   MERGER.

            (a) Upon the terms and subject to the conditions of this Agreement, the Company shall be merged with and into Sub in accordance with the TBCA. Sub shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The Surviving Corporation shall at the Effective Time change its corporate name to "Concord Technologies, Inc.", continue its corporate existence under and be organized under and be governed by the TBCA and possess all the rights and assets of the Company and Sub and be subject to all of the liabilities and obligations of the Company and Sub in accordance with the provisions of the TBCA.

            (b) The Articles of Incorporation and the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter amended, except that the Articles of Incorporation of Sub shall be amended as provided in the Articles of Merger.

            (c) At the Effective Time, the authorized and issued capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, $.01 par value.

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            (d) The director of the Company immediately prior to the Effective
Time, together with the director of Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            (e) The Merger shall have the effects set forth in the TBCA. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Sub or otherwise to take any and all such action.

      1.2 CLOSING AND EFFECTIVE TIME. Subject to the provisions of Article 5 and
Article 6 hereof, the closing (the "CLOSING") of the Merger shall take place at 10:00 a.m., Houston time, on February 3, 1998, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas, or if any of the conditions set forth in Article 5 or Article 6 hereof have not been satisfied or waived, then as soon as practicable thereafter, or at such other time and place or such other date as OYO and the Company shall agree. The Merger shall be effective at such time (the "EFFECTIVE TIME") as a properly executed Articles of Merger in substantially the form attached as EXHIBIT (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of Texas in accordance with the provisions of the TBCA, which filing shall be made as soon as practical after the Closing, and the Secretary of State of the State of Texas shall have issued a Certificate of Merger relating to the Merger.

      1.3   CONVERSION OF STOCK.

            (a) Except as provided in this Section or in Section hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon the surrender, pursuant to Section 1.4 hereof, of the certificates formerly representing such shares, 1.872 shares of OYO Common Stock for each share of Common Stock (the number of shares of OYO Common Stock issuable in exchange for a share of Common Stock in the Merger is referred to herein as the "COMMON STOCK CONVERSION RATE" with respect to any such shares). The number of shares of OYO Common Stock issued pursuant to this Section is herein called the "CONSIDERATION".

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            (b) No fractional shares of OYO Common Stock shall be issued in the
Merger. To the extent the application of the Common Stock Conversion Rate to all shares of Common Stock would result in a fractional number of shares of OYO Common Stock being issued, the number of shares of OYO Common Stock issuable to such holder in respect of all such shares in the Merger shall be rounded up to the next whole number of shares of OYO Common Stock.

            (c) Each share of the common stock, par value $.01 per share ("SUB COMMON STOCK"), of Sub outstanding immediately prior to the Effective Time shall continue to be outstanding without change.

            (d) As of and after the Effective Time, no holder of any certificate that immediately prior to the Effective Time represented shares of Common Stock shall have any rights as a holder of Common Stock other than to receive the Consideration.

            (e) The Common Stock Conversion Rate is based on the assumption that 100,000 shares of Common Stock will be issued and outstanding immediately prior to the Effective Time and that there will be no options, warrants or other rights to acquire shares of Common Stock outstanding as of the Effective Time. To the extent there are more than 100,000 shares of Common Stock issued and outstanding immediately prior to the Effective Time, or any options, warrants or other rights to acquire shares of Common Stock outstanding immediately prior to the Effective Time, the Common Stock Conversion Rate shall be reduced by multiplying the Common Stock Conversion Rate by a fraction the numerator of which shall be 100,000 and the denominator of which shall be the sum of the issued and outstanding shares of Common Stock and the number of shares of Common Stock which can be issued pursuant to options, warrants or other rights to acquire shares of Common Stock immediately prior to the Effective Time.

      1.4   EXCHANGE.

            (a) At the Closing, the certificates for Common Stock owned by Cole shall be surrendered to OYO for delivery to the Surviving Corporation. Until so surrendered, certificates for shares of Common Stock shall represent, after the Effective Time, solely the right to receive the Consideration. Share certificates representing the Common Stock that are surrendered shall be canceled.

            (b) At the Closing, certificates representing 85% of the shares of OYO Common Stock, rounded to the nearest whole share, that are issuable to Cole in accordance with Section shall be delivered to Cole by OYO and certificates representing the remainder of the shares of OYO Common Stock that are issuable to Cole by OYO in accordance with Section shall be retained by OYO in escrow (together with any dividends and distributions issued in respect of such shares held in escrow, collectively, the "ESCROW SHARES") to be held pursuant to this Section .

            (c) Until such time as the Escrow Shares shall have been released to Cole, Cole covenants and agrees with OYO and Sub that Cole will not sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other agreement or understanding (either written or oral) with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of any Escrow Shares or any dividends or distributions that may be declared or paid in respect thereof. Until such time as the Escrow Shares shall have been released to Cole or retained and cancelled by OYO pursuant to Section , Cole shall be entitled to vote the Escrow Shares and any other voting securities of Cole held in escrow. No interest shall be payable with respect to the Escrow Shares and any dividends or distributions received in respect thereof held by OYO as part of the Escrow Shares.

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      1.5 CANCELLATION OF TREASURY STOCK. At the Effective Time, all shares of
Common Stock that are owned directly or indirectly by the Company as treasury stock shall be canceled without any consideration being payable therefor.

      1.6 CLOSING OF THE COMPANY TRANSFER BOOKS. At the Effective Time, the share transfer books of the Company shall be closed and no transfers of shares of Common Stock shall thereafter be made.

      1.7   NET EQUITY ADJUSTMENT.

            (a) If the Net Equity of the Company immediately prior to the Effective Time is less than $3,300,000 or greater than $3,300,000, the number of shares of OYO Common Stock issuable in the Merger shall be adjusted as follows to give effect to such decrease or increase. To the extent the Net Equity of the Company is less than $3,300,000, the aggregate number of shares of OYO Common Stock to be received by Cole shall be decreased by an amount equal to such deficiency, up to a maximum of $495,000 (the "DEFICIENCY") divided by $17.625. To the extent Net Equity of the Company is greater than $3,300,000, OYO shall pay Cole an amount in cash equal to such excess, up to a maximum of $495,000 (the "EXCESS"). No fractional shares will be issued and all issuances shall be rounded up to the nearest whole share. The Net Equity of the Company shall be based upon the consolidated balance sheet of Company as of the opening of business on February 2, 1998 (the "EFFECTIVE DATE BALANCE SHEET"), prepared in accordance with this Section.

            (b) Within 30 days of the Effective Date, or as promptly as practicable thereafter, OYO and the Company shall cause to be prepared and delivered to Cole the Effective Date Balance Sheet. The Effective Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles. OYO shall provide Cole with access to copies of all work papers and other relevant documents to verify the entries contained in the Effective Date Balance Sheet. Cole shall have a period of 30 calendar days after delivery of the Effective Date Balance Sheet to review it and to make any objections in writing to OYO. If written objections to the Effective Date Balance Sheet are delivered by Cole to OYO within such 30 day period, then OYO and Cole shall attempt to resolve the matter or matters in dispute. If no written objections are made by Cole within the time period provided above, the Effective Date Balance Sheet shall be deemed accepted by Cole and shall be final and binding.

            (c) If disputes with respect to the Effective Date Balance Sheet cannot be resolved by OYO and Cole within 15 calendar days after the delivery of the objections to the Effective Date Balance Sheet, then the specific matters in dispute shall be submitted to Coopers & Lybrand L.L.P. or such other independent accounting firm as may be approved by OYO and Cole, which firm shall render its opinion as to such matters. Based on such opinion, that accounting firm will send to OYO and Cole its determination on the specific matters in dispute, and its calculation of the Net Equity of the Company, which determination shall be final and binding on the parties. Any fees and expenses of the independent accounting firm appointed pursuant to this Section shall be borne 50% by OYO and 50% by Cole.

            (d) Within ten Business Days following the final determination of the Effective Date Balance Sheet, the adjustment to the number of shares of OYO Common Stock issuable in the Merger to Cole as a result of the provisions of Section , shall be made either through the payment of cash to the extent the adjustment is an upward adjustment or through the retention and cancellation by OYO of some or all of the Escrow Shares. If the Escrow Shares are not sufficient to effect such reduction, Cole shall be required to promptly return the excess shares received by him to OYO. OYO may stop transfer with respect to such shares and effect a cancellation of such Shares. To the extent that an adjustment under this

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Section 1.7 would result in the issuance of a fractional share, the adjustment shall be rounded to the nearest whole share of OYO Common Stock.

                                   ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COLE

            The Company and Cole hereby jointly and severally represent and warrant to and covenant and agree with OYO and Sub as follows:

      2.1   CORPORATE ORGANIZATION.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease the Assets it now owns, operates or holds under lease. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business or the ownership or leasing of its Assets requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material adverse effect on the Company Condition.

            (b) The Company has previously delivered to OYO and Sub true and correct copies of the Articles of Incorporation and By-laws of the Company as in effect on the date hereof. The minute books of the Company previously made available to OYO and Sub are complete and accurately reflect all action taken prior to the date of this Agreement by its board of directors and shareholders, in their capacities as such.

      2.2   CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 10,000,000 authorized shares of Common Stock, 100,000 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.

            (b) Cole (along with his wife, Charlene Cole, who has consented to the disposition of Cole's Common Stock) owns all of the Common Stock, beneficially and of record, free and clear of all Encumbrances and restrictive agreements, including voting trust or shareholders agreements, and has full authority to vote all of such shares as contemplated by this Agreement. Cole has full authority to transfer pursuant to the Merger all of the shares of Common Stock.

            (c) There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (i) above.

      2.3   AFFILIATES AND SUBSIDIARIES.
            (a) Set forth in SCHEDULE is the name and description of each Person in which the Company owns any direct or indirect equity or other similar ownership interests (each, a "SUBSIDIARY", and collectively, the "SUBSIDIARIES") and a description, including amount

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and percentage, of such interests. The interests set forth on SCHEDULE are owned by the Company or a wholly owned Subsidiary free and clear of all Encumbrances and restrictive agreements, including, voting trusts or shareholders agreements.

            (b) With respect to each Subsidiary:

                  (i) such Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease the assets it now owns, operates or holds under lease. Each such Subsidiary that is not a corporation is duly organized under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted, and to own, operate and lease the Assets that it now owns, operates or holds under lease;

                  (ii) such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material adverse effect;

                  (iii) the Company has previously delivered to OYO true and correct copies of the Articles or Certificate of Incorporation and By-laws, or other similar organizational or constituent documents, of each such Subsidiary as in effect on the date hereof. The minute books of such Subsidiary previously made available to OYO are complete and accurately reflect all action taken prior to the date of this Agreement by their board of directors or other governing bodies and shareholders or equity owners, in their capacities as such;

                  (iv) all the outstanding shares of capital stock of each such Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. All of the Company's direct or indirect ownership interests in each such Subsidiary that is not a corporation have been duly authorized and validly issued or vested, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person, are fully paid and are non-assessable. All such stock and ownership interests are owned of record and beneficially by the Company, either directly or indirectly through a wholly owned Subsidiary, free and clear of all Encumbrances and restrictive agreements, including, voting trusts or shareholder agreements; and

                  (v) there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating such Subsidiary
      (A) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of such Subsidiary or any securities or obligations convertible into or exchangeable for such shares or equity interests or (B) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in clause (A) of this Section .

      2.4   POWER AND AUTHORITY; EXECUTION AND DELIVERY; EFFECT OF AGREEMENT.

            (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval by the Company's sole shareholder,

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to perform its obligations hereunder. Subject to obtaining the approval of the
Company's sole shareholder as required under the TBCA, the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has adopted a resolution directing that this Agreement and the Merger be submitted to the sole shareholder of the Company for his approval and unconditionally recommending that this Agreement and the Merger be approved by the sole shareholder of the Company.

            (b) Cole has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Cole has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of Cole, enforceable against him in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      2.5   NO CONSENTS; NO VIOLATIONS; NO LOSS OF RIGHTS.

            (a) Except for the filing and recordation of Articles of Merger as required by the TBCA and as set forth in SCHEDULE , the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require the consent, approval, clearance, waiver, order or authorization of any Person, (ii) do not violate any provision of the Articles of Incorporation or By-laws of the Company or organizational or governing documents of any Subsidiary, (iii) do not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which the Company or any Subsidiary is subject or any of its Assets is bound and (iv) do not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or to which any of the Assets are subject.

            (b) Except as set forth in SCHEDULE , no consents, approvals or authorizations of any Person (other than those which have been obtained) are required on the part of Cole in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in SCHEDULE , the execution, delivery and performance by Cole of this Agreement, the consummation by Cole of the transactions contemplated hereby and the compliance by Cole with the provisions hereof will not conflict with, or result in any violation of or default by Cole (with or without notice or lapse of time, or both) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Cole is a party or by which Cole or any of Cole's assets or properties may be bound, or any statute or any judgment, decree, order, rule or regulation of any Governmental Entity to which Cole is a party or by which Cole or any of Cole's assets or properties may be bound.

            (c) Except as set forth on SCHEDULE 2.5, the execution, delivery and performance of this Agreement by the Company will not result in the loss of any governmental license, franchise or permit possessed by the Company or any Subsidiary or give a right of acceleration or termination to any Person in respect of any Material agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of the Assets are bound, or result in the loss of any right or benefit under such agreement or instrument.

      2.6   FINANCIAL STATEMENTS.

            (a) True and correct copies of the consolidated balance sheet of the Company as of December 31, 1996 and 1997, and the statement of income for each of the years ended December 31, 1996 and 1997 (collectively, the "FINANCIAL STATEMENTS"), have been previously delivered to OYO and Sub. The Financial Statements fairly present in all Material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of operations for the periods covered thereby. OYO and Sub understand that the Financial Statements are prepared on a cash basis and not in accordance with generally accepted accounting principles and such Financial Statements do not contain appropriate notes typically prepared in connection with audited financial statements. OYO and Sub also understand that the Financial Statements are not audited.

            (b) Except as set forth on SCHEDULE , as of December 31, 1997, to the best knowledge of Cole and the Company the Company and its Subsidiaries did not have any Material liability of any kind or manner, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the Financial Statements. The accounts receivable of the Company and its Subsidiaries at December 31, 1997, shown on the Financial Statements, arose from valid transactions in the ordinary course of business of the Company and its Subsidiaries and have been collected in full or are believed to be collectible at their full aggregate amounts (net of allowance for doubtful accounts), except to the extent the uncollectibility of any such accounts, individually or in the aggregate, would not have a Material adverse effect on the Company Condition. Accounts receivable created by the Company and its Subsidiaries after December 31, 1997, and through the Effective Time have arisen or will arise only from valid transactions in the ordinary course of business of the Company and its Subsidiaries.

      2.7 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on SCHEDULE , since December 31, 1997, there has not been (a) any Material adverse change in the Company Condition, (b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (c) (i) any granting by the Company or any Subsidiary to any executive officer of the Company or any Subsidiary of any increase in compensation, (ii) any granting by the Company or any Subsidiary to any such executive officer of the Company or any Subsidiary of any increase in severance or termination pay, or (iii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such executive officer,
(d) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material adverse change on the Company Condition, (e) any change in accounting methods, principles or practices by the Company or any Subsidiary Materially affecting the Company's assets, liabilities or business,
(f) any incurrence by the Company or any Subsidiary of or entry into any Material liability, mortgage, lien or transaction, including capital expenditures or capital financing (or assumption or guarantee thereof), (g) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or Materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or (h) any agreement, in writing or otherwise, or any corporate action with respect to the foregoing. Except as set forth on SCHEDULE , the Company is not aware of any event or condition that has occurred since December 31, 1997 or now exists that would be likely to result in a Material adverse change in the Company Condition.

      2.8   COMPENSATION AND BENEFIT PLANS.

            (a) SCHEDULE contains a complete and correct list of (1) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment ("PLANS") and (2) all other Material employee benefit agreements or arrangements that are not Plans ("BENEFIT ARRANGEMENTS"), including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company (Plans and Benefit Arrangements being collectively referred to as "DESIGNATED PLANS").

            (b) With respect to each Designated Plan, Cole or the Company has heretofore delivered to OYO complete and correct copies of each of the following documents, where applicable:

                  (i) the Designated Plan and any amendments thereto (or if the Designated Plan is not a written agreement, a description thereof);

                  (ii) the three most recent annual Form 5500 reports filed with the Internal Revenue Service, or all such Forms 5500 filed since inception of such Designated Plan;

                  (iii) a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports;

                  (iv) the three most recent annual Form 990 and 1041 reports filed with the Internal Revenue Service;

                  (v) the most recent summary plan description and summaries of material modifications thereto;

                  (vi) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Designated Plan;

                  (vii) the most recent financial statement;

                  (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Designated Plan that is intended to qualify under section 401 of the Code; and

                  (ix) any agreement pursuant to which the Company is obligated to indemnify any person.

            (c) Neither the Company nor any entity (whether or not incorporated) that was at any time during the six year period ending on the date of this Agreement treated as a single employer together with the Company under section 414 of the Code has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to, a pension plan that is or was subject to Title IV of ERISA or section 412 of the Code.

            (d) Neither the Company nor any other entity has engaged in a transaction that could result in the imposition upon the Company of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4972, 4975, 4976, 4980B or 6652 of the Code with respect to any Designated Plan, and no fact or event exists that could give rise to any such liability.

            (e) Each Designated Plan has been operated and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

            (f) The terms of all Designated Plans that are intended to qualify under section 401(a) of the Code (i) have been determined by the IRS to qualify under section 401(a) of the Code or (ii) the applicable remedial amendment periods under section 401(b) of the Code will not have expired prior to the Effective Date. No event or circumstance has occurred that could cause the IRS to disqualify any Designated Plan that is intended to qualify under section 401(a) of the Code. Each Designated Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has satisfied such requirements.

            (g) No Designated Plan that provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any pension benefit plan as defined in section 3(1) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

            (h) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of the Company, to severance pay, or any other payment under a Designated Plan, (ii) accelerate the time of payment or vesting of benefits under a Designated Plan, or (iii) increase the amount of compensation due any such employee or officer.

            (i) There is no litigation, action, proceeding, audit, examination or claim pending, or to Cole's knowledge, threatened or contemplated relating to any Designated Plan (other than routine claims for benefits).

      2.9   PROPERTIES, TITLE AND RELATED MATTERS.

            (a) The Company and its Subsidiaries have good and marketable title to all of their respective personal property free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on SCHEDULE . The Encumbrances set forth on SCHEDULE relate solely to the indebtedness listed on SCHEDULE .

            (b) The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which all of the personal property leased by them is leased, free and clear and all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on SCHEDULE . Neither the Company nor any Subsidiary has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the personal property leased by the Company or any Subsidiary is leased, except for a default or breach that would not have a Material adverse effect on the Company Condition. To the best knowledge of the Company and Cole, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of the Company and Cole, threatened disputes with respect to any lease or other agreement pursuant to which the personal property leased by the Company or any Subsidiary is leased and, to the best knowledge of the Company and Cole, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse or time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

            (c) There is set forth on SCHEDULE the legal description of all real property owned by the Company or any Subsidiary. The Company or its Subsidiaries has good and indefeasible title to all of the real property set forth on SCHEDULE , in fee simple absolute, free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on SCHEDULE . The Encumbrances set forth on SCHEDULE relate solely to the indebtedness listed on SCHEDULE No parcel of the real property set forth on SCHEDULE is subject to any governmental decree or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and, to the best knowledge of the Company and Cole, no such condemnation, expropriation or taking has been proposed.

            (d) There is set forth on SCHEDULE a description of all real property leased by the Company or any Subsidiary. The Company and its Subsidiaries have good title to all the leasehold estates pursuant to which the real property set forth on SCHEDULE is leased, free and clear of all Encumbrances, except for Permitted Encumbrances. To the best knowledge of Cole and the Company, neither the Company nor any Subsidiary has breached any provision of or is in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the Company or any Subsidiary) under the terms of any lease or other agreement pursuant to which the real property set forth on SCHEDULE is leased. To the best knowledge of the Company and Cole, all of such leases or other agreements are in full force and effect. There are no pending or, to the best knowledge of the Company or Cole, threatened disputes with respect to any lease or other agreement pursuant to which the real property set forth on SCHEDULE is leased and, to the best knowledge of the Company and Cole, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

      2.10  LEGAL PROCEEDINGS.

            (a) There is no legal, judicial, administrative, governmental, arbitration or other action or proceeding or governmental investigation pending, or except as set out on SCHEDULE , threatened against the Company, any Subsidiary or any director, officer or employee of the Company or any Subsidiary, or Materially affecting any of its Assets or that would prevent, hinder or Materially delay the ability of the Company to consummate the transactions contemplated by this Agreement (and the Company is not aware of any basis for any such action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such Material effect. The Company has fully accrued for any payments that it believes are reasonably likely to be made in connection with such matters. Neither the Company nor any Subsidiary is in violation of or default under any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including any immigration laws or regulations) of any court or other Governmental Entity applicable to its business, except where such violation or default would not have a Material adverse effect on the Company Condition. There are no judgments, orders, injunctions or decrees of any Governmental Entity in which the Company or any Subsidiary is a named party or any of its Assets are identified and subject.

            (b) There is no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending or, to the best knowledge of Cole, threatened against Cole that could reasonably be expected to affect the ability of Cole to perform Cole's obligations under this Agreement.

      2.11 INSURANCE. SCHEDULE sets forth all existing insurance policies held by the Company or any of its Subsidiaries relating to the business, Assets, employees or agents of the Company and its Subsidiaries. Each such policy is in full force and effect, is with responsible insurance carriers and is in an amount and scope customary for Persons engaged in businesses and having assets similar to those of the Company. There is no dispute with respect to such policies and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Financial Statements. There have been no retroactive premium adjustments for any period ended on or before December 31, 1997, under any worker's compensation policy or any other insurance policies of the Company or any of its Subsidiaries. None of such policies will terminate as a result of the transactions contemplated by this Agreement.

      2.12 RECORDS. The Company and its Subsidiaries have records that accurately reflect their respective transactions in all Material respects and has accounting controls sufficient to insure that such transactions are in all Material respects (a) executed in accordance with its management's general and specific authorization and (b) recorded in conformity with good business practices.

      2.13  MATERIAL CONTRACTS.

            (a) Except as set forth in SCHEDULE and except for this Agreement, neither the Company nor any Subsidiary is a party to or is bound by:

                  (i) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock or the purchase, redemption or other acquisition of capital stock;

                  (ii) any agreement, contract or commitment relating to any expenditure or a series of related expenditures in excess of $30,000;

                  (iii) any outstanding loan or advance by the Company or any Subsidiary to, or investment by the Company or any Subsidiary in, any Person, or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment (excluding trade receivables arising in the ordinary course of business);

                  (iv) any contract, agreement, indenture, note or other instrument relating to (A) the borrowing of money by the Company or any Subsidiary or the granting of any Encumbrance or (B) any guarantee or other contingent liability (identifying the primary contract or agreement to which such guarantee or contingent liability relates or the agreement pursuant to which such guarantee was delivered) in respect of any indebtedness, commitment, liability or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

                  (v) any management service, consulting or any other similar type of contract or agreement;

                  (vi) any agreement, contract or commitment limiting the freedom of the Company, any Subsidiary or any Affiliate of the Company to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or to compete with any Person or to engage in any business or activity in any geographic area;

                  (vii) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business that is not cancelable without penalty to the Company or any Subsidiary within 30 days;

                  (viii) any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided or the provision of goods or services at a price less than the Company's or any of its Subsidiaries' cost of producing such goods or providing such services;

                  (ix) any agreement or contract obligating the Company or any Subsidiary or that would obligate or require any subsequent owner of the business currently conducted by the Company or any Subsidiary or any of the Assets to provide for indemnification or contribution with respect to any matter, other than customary indemnification obligations contained in master service contracts and sales and servicing agreements entered into in the ordinary course of business;

                  (x) any sales, distributorship or similar agreement relating to the products sold or services provided by the Company or any Subsidiary;

                  (xi)  any license, royalty or similar agreement; or

                  (xii) any agreement, contract or commitment that the Company expects, or with the exercise of reasonable business judgment would expect, to have a Material adverse effect on the Company Condition.

SCHEDULE sets forth with respect to each mortgage, security agreement, letter of credit or guaranty, a cross reference to the principal agreement, instrument or document referred to in SCHEDULE pursuant to which such mortgage, security agreement, letter of credit or guaranty was executed or to which such mortgage, security agreement, letter of credit or guaranty relates. Except as set forth in SCHEDULE , neither the Company nor any Subsidiary is a party to or bound by a Material contract, lease or agreement.

            (b) SCHEDULE sets forth (i) the aggregate outstanding principal as of the date hereof, with respect to each loan, credit or other agreement, instrument or document listed in SCHEDULE relating to the borrowing of money by the Company or any Subsidiary and (ii) the amount of available borrowings as of the date hereof, with respect to each such loan, credit or other agreement, instrument or document.

            (c) None of the Company, any Subsidiary or, to the best knowledge of the Company and Cole, the other contracting parties thereto have breached any provision of or are in default (and no event or circumstance exists, to the best knowledge of the Company and

Cole with respect to other parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement listed in SCHEDULE . To the best knowledge of Cole and Company, all contracts, agreements, indentures, leases and other instruments listed in SCHEDULE are in full force and effect. There are no pending or, to the best knowledge of the Company and Cole, threatened disputes with respect to the contracts, agreements, indentures, leases or instruments described in SCHEDULE . To the best knowledge of Cole and Company, neither the Company nor any Subsidiary is obligated to pay any liquidated damages under any of the contracts, agreements, indentures, leases or other instruments described in SCHEDULE and the Company is not aware of any facts or circumstances that could reasonably be expected to result in an obligation of the Company or any Subsidiary to pay any such liquidated damages.

      2.14 BROKERAGE. No investment banker, broker or finder has acted directly or indirectly for the Company, any Subsidiary or Cole in connection with this Agreement or the transactions contemplated hereby. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company, any Subsidiary or Cole.

      2.15 INTELLECTUAL PROPERTY. The Company or a Subsidiary owns, or is licensed or otherwise has the right to use all Intellectual Property that is Material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its Subsidiaries (including U.S. Patents No. 5,404,339 and 5,709,497). To the best knowledge of the Company and Cole, (a) the use of Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company or any Subsidiary which could have a Material adverse effect on the Company Condition and (b) no Person is infringing on any right of the Company or any Subsidiary with respect to any Intellectual Property owned or used by the Company or any Subsidiary (including U.S. Patents No. 5,404,339 and 5,709,497). No claims are pending or, to the best knowledge of Cole and the Company, threatened that the Company or any Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property. Except as set forth in SCHEDULE , all of the Material Intellectual Property owned or used by the Company or any Subsidiary (including U.S. Patents No. 5,404,339 and 5,709,497) is owned by the Company or a wholly owned Subsidiary free and clear of all Encumbrances (including any obligation to pay any royalties or other sums) and was not misappropriated from any Person. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property that is Material the Company. To the best knowledge of Cole and the Company and its Subsidiaries have taken all reasonable and appropriate actions in the best judgment of the Company and its Subsidiaries to protect its trade secrets. There are no licensees or sublicensees of the Intellectual Property owned or used by the Company. Neither the Company nor any Subsidiary has given any indemnification for patent, trademark, service mark or copyright infringements to any Person.

      2.16 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE to the best knowledge of Cole and the Company:

            (a) the Company and each of its Subsidiaries has at all times operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Entity, except where the failure to so operate in compliance would not have a Material adverse effect on the Company Condition;

            (b) there are no existing, pending or, to the best knowledge of the Company and Cole, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Entity directed against the Company, any Subsidiary or any of their respective Assets which pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations of any Environmental Law, (iii) personal injury or property damage claims relating to the release of Waste Materials or
(iv) response, removal or remedial costs under CERCLA or any similar state law;

            (c) all notices, permits, licenses or similar authorizations required to be obtained or filed by the Company or any Subsidiary under all applicable Environmental Laws in connection with its current and previous operation or use of the Assets, any other assets or properties currently or previously leased or owned by the Company or any Subsidiary or the current and previous conduct of its business have been duly obtained or filed and are in full force and effect, except where the failure to do so would not have a Material adverse effect on the Company Condition;

            (d) neither the Company nor any Subsidiary has received notice that any permit, license or similar authorization is to be revoked or suspended by any Governmental Entity;

            (e) neither the Company nor any Subsidiary owns or operates any underground storage tanks;

            (f) no portion of the Assets or any other assets or properties currently or previously leased or owned by the Company or any of its Subsidiaries is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law;

            (g) all Waste Materials generated by the Company or any Subsidiary that are stored or that require treatment or disposal have been transported, stored, treated and disposed of by carriers, and by storage, treatment and disposal facilities authorized and maintaining valid permits under all applicable Environmental Laws;

            (h) no Person has disposed or released any Waste Materials on or under the Assets or any other asset or property currently or previously leased or owned by the Company or any Subsidiary and neither the Company nor any Subsidiary has disposed or released Waste Materials on or under the Assets or any other asset or property currently or previously leased or owned by the Company or any Subsidiary, except in compliance with all applicable Environmental Laws; and

            (i) no facts or circumstances exist that could reasonably be expected to result in any Material liability to any Person with respect to the current or past business and operations of the Company, any Subsidiary, the Assets or any other assets or properties currently or previously leased or owned by the Company or any Subsidiary in connection with (i) any release, transportation or disposal of any Waste Materials, hazardous substance or solid waste or (ii) action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

      2.17 GOVERNMENTAL LICENSES AND PERMITS. The Company and each of its Subsidiaries has all Material federal, state, local and foreign governmental licenses and permits necessary to the conduct of its operations of business as currently conducted, such licenses and permits are in full force and effect, no Material violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company and Cole, threatened to revoke or limit any thereof. SCHEDULE contains a true, complete and accurate list of (a) all such Material governmental licenses and permits,
(b) all Material
consents, orders, decrees and other compliance agreements under which the Company or any Subsidiary is operating or bound, copies of all of which have been furnished to OYO and Sub, and (c) all Material governmental licenses and permits applied for but not yet received by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received or is aware of any reports of inspections under the United States Occupational Safety and Health Act, or under any other applicable federal, state or local health and safety laws and regulations relating to the Company, any Subsidiary, the Assets or the operation of the Company's or any of its Subsidiaries' business. As of the date hereof, there are no safety, health, anti-competitive or discrimination claims that have been made or are pending or, to the best knowledge of the Company and Cole, that are threatened relating to the business or employment practices of the Company or any of its Subsidiaries.

      2.18  TAXES AND TAX MATTERS.  Except as set forth in SCHEDULE :

            (a) all returns (including income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (collectively, the "TAX RETURNS") of or relating to any foreign, federal, state or local tax, assessment, levy, impost, duty, withholding, estimated payment or other similar governmental charge (collectively, together with any penalties, additions to Tax, fines, interest and similar charges thereon or related thereto, the "TAXES") that are required to be filed on or before the Effective Date, subject to any allowable extension periods, for, by, on behalf of or with respect to the Company or any of its Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of the Company or any of its Subsidiaries (whether on a separate, consolidated, affiliated, combined, unitary or any other basis), have been or will be timely filed with the appropriate foreign, federal, state and local authorities, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be paid in full on or before the Effective Date, except where the failure to file Tax Returns and to pay Taxes would not have a Material adverse effect on the Company Condition;

            (b) all such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns;

            (c) none of such Tax Returns are under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or any Subsidiary or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or, to the best knowledge of the Company and Cole, threatened against the Company or any Subsidiary with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

            (d) all Taxes assessed and due and owing from or against the Company or any Subsidiary on or before the Effective Date (including, but not limited to, ad valorem Taxes relating to any property of the Company or any Subsidiary) have been or will be timely paid in full on or before the Effective Date;

            (e) all withholding Tax, Tax deposit and estimated Tax payment requirements imposed on the Company or any Subsidiary for any and all periods ending on or before the Effective Date, or through and including the Effective Date for periods that have not ended on or before the Effective Date, have been or will be timely satisfied in full on or before the Effective Date or reserves adequate for the payment of such withholding, deposit and estimated Taxes have been or will be established in the financial statements of the Company on or before the Effective Date; and

            (f) the Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payment in full of any and all Taxes payable with respect to any and all periods ending on or before the respective dates thereof.

            (g) Cole has no present plan or intention to engage in a sale, exchange, transfer, reduction of risk of ownership or other direct or indirect disposition of (i) shares of OYO Common Stock to be issued to Cole in the Merger, which shares have an aggregate fair market value, as of the Effective Time, in excess of 50% of the aggregate fair market value, immediately prior to the Effective Time, of the outstanding Common Stock or (ii) more than 50% of the shares of OYO Common Stock to be received by Cole in the Merger.

            (h) Other than sales for a fair consideration and other matters in the ordinary course of its business and the events listed on SCHEDULE , the Company has made (and will make) no transfer of any of its assets in contemplation of the Merger or during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with OYO regarding the Merger (or any other form of disposition of the assets or stock of the Company other than in the ordinary course of business). For the purposes of this Section, a transfer of assets includes any distribution of assets with respect to stock or in redemption of stock.

            (i) Pursuant to the Merger, at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Surviving Corporation immediately subsequent to the Merger.

      2.19 LABOR MATTERS. There are no collective bargaining or other labor union agreements to which the Company or any Subsidiary is a party or by which it is bound. There are no labor disputes to which the Company or any Subsidiary is a party. There are no strikes, slowdowns or picketing against the Company or any Subsidiary (or any supplier of goods or services to the Company or any Subsidiary) pending or, to the best knowledge of the Company and Cole, threatened. Neither the Company nor any Subsidiary has received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

      2.20  WARRANTIES AND PRODUCT LIABILITY.

            (a) Except for warranties implied by law, neither the Company nor any Subsidiary has given or made any warranties in connection with the sale or rental of goods or services, including warranties covering the customer's consequential damages. The Company is not aware of any state of facts or the occurrence of any event forming the basis of any present claim in an amount in excess of $10,000 for all such claims against the Company or any Subsidiary with respect to warranties relating to products manufactured, sold or distributed by the Company or any Subsidiary or services performed by or on behalf of the Company or any Subsidiary.

            (b) There is no state of facts or any event forming the basis of any present claim against the Company or any Subsidiary not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of the Company or any

Subsidiary, other than matters arising in the ordinary course of business of the Company where any such claim would not have a Material adverse effect on the Company Condition.

            (c) It is understood and agreed that product warranties honored after the Closing Date in the ordinary course of business shall not impose any indemnification or other liability on Cole or affect calculation of the Consideration).

      2.21 NO MISLEADING STATEMENTS. This Agreement, the schedules hereto and the information referred to herein, when taken as a whole, do not include any untrue statement of a Material fact and do not omit to state any Material fact necessary to make the statements contained herein or therein not misleading.

      2.22  SECURITIES LAW MATTERS.

            (a) Cole recognizes and understands that the OYO Common Stock to be issued to him pursuant to the Merger (the "SECURITIES") will not be registered under the Securities Act, or under the securities laws of any state (the "SECURITIES LAWS"). The Securities are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties and agreements of Cole contained herein.

            (b) Cole represents and warrants that (i) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the OYO Common Stock and the suitability thereof as an investment for him, (ii) Cole is an "accredited investor" within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act, (iii) the OYO Common Stock to be acquired by him in connection with the Merger will be acquired solely for investment and not with a view toward resale or redistribution in violation of the Securities Laws,
(iv) his residence and domicile is in the State of Texas and (v) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of the Company or OYO or as to the value of the OYO Common Stock. Cole understands that none of OYO, Sub or the Company is under any obligation to file a registration statement or to take any other action under the securities laws with respect to the Securities.

            (c) Cole has consulted with his own counsel in regard to the Securities Laws and is fully aware (i) of the circumstances under which he is required to hold the Securities, (ii) of the limitations on the transfer or disposition of the Securities, (iii) that the Securities must be held indefinitely unless the transfer thereof is registered under the Securities Laws or an exemption from registration is available and (iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the Securities. Cole has been advised by his counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the Securities Act and has been advised of the applicable limitations thereof. Cole acknowledges that OYO, Sub and the Company are relying upon the truth and accuracy of the representations and warranties made by Cole in this Section in consummating the transactions contemplated by this Agreement without registering the Securities under the Securities Laws.

            (d) Cole has been furnished with the SEC Documents. OYO and Sub have made available to Cole the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to Cole as set forth herein or for the purpose of considering the transactions contemplated hereby. OYO has offered to make available to

Cole upon request at any time all exhibits filed by OYO with the Commission as part of any of the reports filed therewith.

            (e) Cole agrees that the certificates representing his OYO Common Stock to be acquired pursuant to the Merger will be imprinted with the following legend, the terms of which are specifically agreed to:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Cole understands and agrees that appropriate stop transfer notations will be placed in the records of OYO and with its transfer agents in respect of the Securities which are to be issued to him in the Merger.

      2.23 INDEBTEDNESS AND AGREEMENTS. Immediately subsequent to the Effective Time, the Surviving Corporation will have no indebtedness outstanding that is payable to Cole or any of his Affiliates, except for benefits pursuant to Benefit Plans listed on the schedules hereto. Immediately subsequent to the Effective Time, except for this Agreement, there will be no agreements, contracts, leases, arrangements or other understandings (either written or oral) between Cole and the Surviving Corporation, except for benefits pursuant to Benefit Plans listed on the schedules hereto.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF OYO AND SUB

      OYO and Sub hereby jointly and severally represent and warrant to and covenant and agree with the Company as follows:

      3.1 CORPORATE ORGANIZATION. OYO is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the laws of Texas. Each of OYO and Sub has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

      3.2   DUE AUTHORIZATION, EXECUTION AND DELIVERY; EFFECT OF AGREEMENT.

            (a) The execution, delivery and performance by OYO and Sub of this Agreement and the consummation by OYO and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OYO and Sub. This Agreement has been duly and validly executed and delivered by OYO and Sub and constitutes the legal, valid and binding obligation of OYO and Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of Sub has adopted a resolution directing that this Agreement and the Merger be submitted to the sole shareholder of Sub for its approval and unconditionally recommending that this Agreement and the Merger be approved by the sole shareholder of Sub.

            (b) The consummation by OYO and Sub of the transactions contemplated hereby will not violate any provision of, or constitute a default under, any contract or other agreement to which OYO or Sub is a party or by which either of them is bound, or conflict with its charter or by-laws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of OYO or Sub to consummate the transactions contemplated by this Agreement.

      3.3 CONSENTS. Except for the filing and recordation of Articles of Merger as required by the TBCA and those consents, approvals, authorizations, exemptions and filings, the failure to obtain or make would not materially and adversely affect the ability of OYO and Sub to consummate the transactions contemplated by this Agreement, there is no consent, approval clearance, waiver, order or authorization of, or exemption by, or filing with, any Governmental Entity required in connection with the execution, delivery or performance by OYO and Sub of this Agreement or the taking of any other action contemplated hereby that has not heretofore been made and obtained. The consummation of the transaction (i) does not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which Sub is subject or any of its assets is bound, and (ii) does not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which Sub is a party or to which any of the assets are subject.

      3.4 AUTHORIZATION FOR OYO COMMON STOCK. OYO has taken all necessary action to permit it to issue the number of shares of OYO Common Stock required to be issued pursuant to the terms of this Agreement. The shares of OYO Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

      3.5 BROKERAGE. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Sub or any Affiliate of Sub.

      3.6 SEC DOCUMENTS. OYO has provided to the Company and Cole a copy of the Prospectus, dated November 20, 1997, of OYO filed by OYO with the Commission pursuant to Rule 424(b) under the Securities Act and copies of all documents filed by OYO with the Commission since the filing of such Prospectus, (such documents collectively referred to herein as the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of OYO included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of OYO and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

      3.7 MATTERS RELATED TO SUB. Pursuant to the Merger, 100% of the net assets of Sub held immediately prior to the Merger will be held by the Surviving Corporation immediately subsequent to the Merger.

      3.8   SOPHISTICATION OF OYO.

            (a) Oyo and Sub acknowledge that (i) they have had the opportunity to visit with Cole and Company and meet with the respective officers and other representatives of Company to discuss the business and the assets, liabilities, financial condition, cash flow and operations of Company, and (ii), to the actual knowledge of OYO and Sub, all materials and information requested by Oyo and Sub have been provided to Oyo and Sub to their reasonable satisfaction.

            (b) Oyo and Sub acknowledge that they have made their own independent examination, investigation, analysis and evaluation of Company, including their own estimate of the value of Company.

            (c) Nothing in this Section nor any investigation, examination, analysis or evaluation of Company made by or on behalf of Oyo and Sub shall in any way modify any representation or warranty made by Cole and Company in
Article 2 hereof, or elsewhere in this Agreement or the Disclosure Schedule, or release or discharge Cole and Company from their representations under the terms of this Agreement.

                                   ARTICLE 4
                           COVENANTS AND AGREEMENTS

      The parties covenant and agree as follows:

      4.1 SHAREHOLDER APPROVAL. Each of the Company and Sub shall, in accordance with the TBCA, submit this Agreement and the Merger to their respective shareholders for approval. Each of Cole and OYO agrees to vote in favor of approval of this Agreement and the Merger and not to dissent or seek any appraisal rights on account of the Merger.

      4.2 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

      4.3   RELEASE.

            (a) AS OF THE EFFECTIVE TIME, COLE DOES HEREBY FOR HIMSELF AND HIS HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY AND ITS RESPECTIVE CONTROLLED AFFILIATES, PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES, IN THEIR CAPACITIES AS SUCH, AND SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH HE NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY, OR SUCH PERSON IN SUCH CAPACITY, INCLUDING ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF THE COMPANY AND ITS EMPLOYEES AND AGENTS, EXISTING AS OF THE EFFECTIVE TIME OR RELATING TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE EFFECTIVE TIME; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS (I) HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) FROM ANY BREACHES BY ANY OF THEM OF THIS AGREEMENT OR ANY OTHER AGREEMENT SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT.

            (b) COLE REPRESENTS AND WARRANTS THAT HE HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED HEREIN. COLE COVENANTS AND AGREES THAT HE WILL NOT ASSIGN OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS TO BE RELEASED HEREIN. COLE REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION AND THAT HE HAS BEEN REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

      4.4 COVENANTS OF OYO. After the Closing, OYO covenants to cause the Company to have Cole released from all guarantees of any indebtedness of the Company to the extent that such indebtedness is set forth on SCHEDULE . After the Closing, OYO covenants to cause the Company to file all Tax Returns relating to the Company for 1997 on or before the date that such Returns are due, after giving effect to any extensions for such Tax Returns, which Returns shall take into account: (i) the adjustments referred to in SCHEDULE 2.18 (to the extent applicable through December 31, 1997) and (ii) any change of accounting election required to reflect a proper inventory valuation. Further, OYO covenants not to file any reports that are inconsistent with reporting or otherwise treating the Merger as reflected in this Agreement (I.E., a merger under Section 368(a)(1)(A) and (a)(2)(D) of the Code).

                                   ARTICLE 5
                   CONDITIONS TO OYO'S AND SUB'S OBLIGATIONS

      The obligations of OYO and Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by OYO and Sub) on or prior to the Closing of all of the following conditions:

      5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Cole set forth in this Agreement shall be true and correct in all respects as of the date when made and at and as of the Closing.

      5.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. The Company and its Subsidiaries shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by them prior to or at the Effective Time.

      5.3 CONSENTS. Any consent required for the consummation of the Merger under any agreement, contract, license or other instrument described in any exhibit hereto or referred to herein, or for the continued enjoyment by the Surviving Corporation of the benefits of any such agreement, contract, license or other instrument after the Merger, shall have been obtained and be effective.

      5.4 GOVERNMENTAL APPROVALS. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

      5.5 RESIGNATION OF DIRECTORS. OYO and Sub shall have received from the Company letters of resignation effective as of the Effective Date from such of the directors and officers of the Company and its Subsidiaries as OYO and Sub may have requested.

      5.6 COMPANY SECRETARY'S CERTIFICATE. OYO and Sub shall have received a certificate of the Company, dated as of the Closing Date and satisfactory in form and substance to OYO and Sub, executed on behalf of the Company by the duly authorized Secretary or a duly authorized Assistant Secretary of the Company certifying (a) that the copy of the articles of incorporation of the Company provided pursuant to Section is a true, complete and correct copy of the articles of incorporation of the Company, and no action has been taken with respect to any amendment thereof other than as provided by this Agreement, (b) that attached to such certificate is a true, complete and correct copy of the Bylaws of the Company, as amended and no action has been taken with respect to any amendment thereof, and (c) that attached to such certificate is a true, complete and correct copy of resolutions of the Board of Directors of the Company approving this Agreement, the Merger and the transactions contemplated hereby, and recommending that the sole shareholder of the Company approve this Agreement and the Merger, and that such resolutions are in full force and effect and have not been amended, modified or revoked.

      5.7 COMPANY OFFICER'S CERTIFICATE. OYO and Sub shall have received a certificate of each of the Company and Cole, dated as of the Closing Date and satisfactory in form and substance to OYO and Sub, executed on behalf of the Company by Cole and the President of the Company, as to the matters set forth in Sections , , and .

      5.8 STATE CERTIFICATES. OYO and Sub shall have received a Certificate of Existence with respect to each of the Company and its Subsidiaries certified by the Secretary of State of the State of Texas and dated within two days of Closing and containing a copy of the articles of incorporation of the Company and all amendments thereto. OYO and Sub shall have received a Certificate of Account Status with respect to each of the Company and its Subsidiaries certified by the Comptroller of Public Accounts of the State of Texas reflecting that the Company is in good standing and has no franchise tax reports or payments due, and such certificate shall be valid through the Closing.

      5.9 INTELLECTUAL PROPERTY RIGHTS RELEASES. OYO and Sub shall have received the releases, in the form attached as EXHIBITS (A) AND (B), from each of Cole and David W. Zoch, dated and effective as of the Closing Date.

      5.10 OPINION OF COUNSEL. OYO and Sub shall have received an opinion of Dow, Cogburn & Freidman, P.C., counsel to the Company and Cole, in substantially the form attached hereto as EXHIBIT .

                                    ARTICLE 6
               CONDITIONS TO COLE'S AND THE COMPANY'S OBLIGATIONS

      The obligations of Cole and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Cole and the Company) on or prior to the Closing of all of the following conditions:

      6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of OYO and Sub set forth in this Agreement shall be true and correct in all respects as of the date when made and at and as of the Closing.

      6.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. OYO and Sub shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by it prior to or at the Effective Time.

      6.3 GOVERNMENTAL APPROVALS. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

      6.4 OYO SECRETARY'S CERTIFICATE. Cole and the Company shall have received a certificate of OYO, dated as of the Closing Date and satisfactory in form and substance to Cole and the Company, executed on behalf of OYO by the duly authorized Secretary or a duly authorized Assistant Secretary of OYO certifying
(a) that attached to such certificate is a true, complete and correct copy of the certificate of incorporation of OYO, and no action has been taken with respect to any amendment thereof, (b) that attached to such certificate is a true, complete and correct copy of the Bylaws of OYO, and no action has been taken with respect to any amendment thereof, and (c) that attached to such certificate is a true, complete and correct copy of resolutions of the Board of Directors of OYO approving the transactions contemplated by the Agreement, and that such resolutions are in full force and effect and have not been amended, modified or revoked.

      6.5 SUB SECRETARY'S CERTIFICATE. Cole and the Company shall have received a certificate of Sub, dated as of the Closing Date and satisfactory in form and substance to Cole and the Company, executed on behalf of Sub by the duly authorized Secretary or a duly authorized Assistant Secretary of Sub certifying that attached to such certificate is a true, complete and correct copy of resolutions of the Board of Directors of Sub approving this Agreement, the Merger and the transactions contemplated hereby, and recommending that the sole shareholder of Sub approve this Agreement and the Merger, and that such resolutions are in full force and effect and have not been amended, modified or revoked.

      6.6 OYO OFFICER'S CERTIFICATE. Cole and the Company shall have received a certificate of OYO and Sub, dated as of the Closing Date and satisfactory in form and substance to Cole and the Company, executed on behalf of OYO and Sub by the President of OYO and Sub, as to the matters set forth in Sections , and .

      6.7 OPINION OF COUNSEL. Cole and the Company shall have received an opinion of Fulbright & Jaworski L.L.P., counsel to OYO and Sub in substantially the form attached hereto as EXHIBIT .

                                    ARTICLE 7
                 NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

      The representations and warranties made and the covenants and agreements entered into pursuant to this Agreement shall survive the Closing without limitation, except as follows:

            (a) The representations and warranties made or contained in Sections and shall survive for a period of ninety days beyond the expiration of the period provided by applicable statue of limitations, including any extensions or renewals thereof; and

            (b) The representations and warranties made or contained in Sections 2.6, 2.7, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.17, 2.19, 2.20, 2.21, 3.5
and 3.6 shall survive for a period of one year following the Effective Date.

                                   ARTICLE 8
                       INDEMNIFICATION AND REIMBURSEMENT

      8.1 COLE INDEMNITIES. From and after the Closing Date, Cole shall absolutely and irrevocably indemnify, defend and hold harmless OYO and every Affiliate of OYO (including Sub and the Company) and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "PARTIES TO BE INDEMNIFIED BY COLE") from, against and in respect of any and all Claims that arise or result from or relate to the matters described in clauses (a) through
(f) in this Section (herein collectively referred to as the "LIABILITIES TO BE INDEMNIFIED BY COLE"); PROVIDED that Cole shall not be obligated to indemnify OYO or Sub for any liability that also constitutes a Liability to be Indemnified by OYO to the extent that such liability is a Liability to be Indemnified by OYO; and PROVIDED FURTHER, that Cole shall not be obligated to indemnify the Parties to be Indemnified by Cole until the Liabilities to be Indemnified by Cole (other than those pursuant to clause (c) below, which shall not be subject to this limitation) exceed on a cumulative basis $225,000 (the "THRESHOLD AMOUNT"), and then only to the extent of any such Liabilities to be Indemnified by Cole sustained by the Parties to be Indemnified by Cole in excess of such Threshold Amount; and PROVIDED, FURTHER, that Cole shall not be obligated to pay in excess of an amount equal to $3.0 million (the "Cap") for all Liabilities to be Indemnified by Cole:

            (a) the breach of any representation or warranty made by Cole or the Company contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to OYO and Sub by Cole or the Company in connection with this Agreement;

            (b) Cole's failure to perform any of his covenants or agreements under or contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to OYO and Sub by Cole or the Company in connection with this Agreement;

            (c) excluding any Claim for federal income taxes imposed as a result of the transactions contemplated by this Agreement, any Claim for Taxes relating to a period ending on or before the Closing Date or an event occurring on or before the Closing Date, including for any additional Taxes assessed as a result of or arising from an audit or examination of Tax Returns filed on or before the Closing Date or a recharacterization of any revenues, deductions or expenses reported or claimed thereon; PROVIDED that indemnities under this clause (c) shall not be subject to the Threshold Amount;

            (d) any Environmental Liability arising from any event, condition, activity, incident, action or omission existing or occurring (i) prior to the Closing Date relating in any way to the Assets or the Company (including the ownership, operation or use of the Assets and the conduct of the Company prior to the Closing Date) and (ii) prior to, on or after the Closing Date relating in any way to the conduct of any business of Cole other than the Company; PROVIDED that Cole shall not be required to indemnify the Parties to be Indemnified by Cole with respect to this Section for any Environmental Liability asserted more than ten years after the Effective Date.

      8.2 OYO INDEMNITIES. From and after the Closing Date, OYO shall absolutely and irrevocably indemnify, defend and hold harmless Cole and every Affiliate of Cole (excluding the Company) and their respective directors, stockholders, officers, employees, agents, consultants, representatives, heirs, successors, transferees and assignees (collectively, the "PARTIES TO BE INDEMNIFIED BY OYO") from, against and in respect of any and all Claims that arise or result from or relate to the matters described in clauses (a) and (b) of this Section (herein collectively referred to as the "LIABILITIES TO BE INDEMNIFIED BY OYO"); PROVIDED, that OYO shall not be obligated to indemnify Cole for any liability that also constitutes a Liability to be Indemnified by Cole to the extent that such liability is a Liability to be Indemnified by Cole; and PROVIDED, FURTHER, that OYO shall not be obligated to indemnify the Parties to be Indemnified by OYO until the Liabilities to be Indemnified by OYO (other than those pursuant to a breach of the covenants set forth in Section , which shall not be subject to this limitation) exceed on a cumulative basis Threshold Amount, and then only to the extent of any such Liabilities to be Indemnified by OYO sustained by the Parties to by Indemnified by OYO in excess of such Threshold Amount; and PROVIDED, FURTHER, that OYO shall not be obligated to pay in excess of an amount equal to the Cap for all Liabilities to be Indemnified by OYO hereunder;

            (a) the breach of any representation or warranty made by OYO or Sub contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to Cole by OYO or Sub in connection with this Agreement; and

            (b) OYO or Sub's failure to perform any of its respective covenants or agreements under or contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to Cole by OYO or Sub in connection with this Agreement.

      8.3   NOTICE OF CLAIM.

            (a) For purposes of this Article , the term "INDEMNIFYING PARTY" when used in connection with a particular Claim shall mean the party having an obligation to indemnify the other party with respect to the Claim pursuant to this Article , and the term "INDEMNIFIED PARTY" when used in connection with a particular Claim shall mean the party having the right to be indemnified with respect to the Claim by the other party pursuant to this Article .

            (b) Each party agrees that promptly after it becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article , the party will provide notice thereof in writing to the other party (a "CLAIM NOTICE") specifying the nature and specific basis for such Claim, and to the extent feasible the estimated amount of damages attributable thereto, and a copy of all papers served with respect to the Claim (if any). For purposes of this Section , receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a party to this Agreement that gives rise to a Claim on behalf of the party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter. The failure of an Indemnified Party to send a Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to the Claim except to the extent, and only to the extent, the failure prejudiced the Indemnifying Party.

      8.4 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

            (a) FIRST PARTY CLAIMS. If any Indemnified Party should have a Claim against any Indemnifying Party hereunder that does not involve a third party claim asserted against an Indemnified Party that could give rise to a right of indemnification under this Agreement ("THIRD PARTY CLAIM"), the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice with respect to the Claim. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Claim Notice (the "ELECTION PERIOD") that the Indemnifying Party disputes the Claim, the Claim specified by the Indemnifying Party in the Claim Notice shall be deemed a liability of the Indemnifying Party hereunder and shall be paid as provided in Section . If the Indemnifying Party has timely disputed the Claim within the Election Period, as provided above, such dispute shall be resolved by arbitration as set forth in Section .

            (b) THIRD PARTY CLAIMS. If an Indemnified Party shall have a Third Party Claim asserted against it, the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice relating to the Third Party Claim. During the Election Period, an Indemnifying Party shall notify an Indemnified Party (y) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article with respect to the Third Party Claim and
(z) whether an Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within the Election Period that the Indemnifying Party disputes its potential liability Third Party Claim, the potential liability of the Third Party Claim specified by the Indemnifying Party in the Claim Notice shall be deemed a liability of the Indemnifying Party hereunder and shall be paid as provided in Section . If the Indemnifying Party has timely disputed its potential liability under the Third Party Claim within the Election Period, as provided above, such dispute shall be resolved by arbitration as set forth in Section .

                  (i) If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section ; PROVIDED that such settlement shall not impose any obligations upon the Indemnified Party or deprive the Indemnified Party of any rights without its consent. The Indemnifying Party shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof. The Indemnified Party is hereby authorized, (at the sole cost and expense of the Indemnifying Party but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section , and shall bear its own costs and expenses with respect to any such participation.

                  (ii) If an Indemnifying Party timely disputes its potential liability for the Third Party Claim within the Election Period, or if the Indemnifying Party fails to notify an Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section (or notifies the Indemnified Party that it elects not to defend the Indemnified Party), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnified Party and its counsel. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such Third Party Claim; PROVIDED, that if the Indemnifying Party agrees to indemnify the Indemnified Party under this Article , the Indemnified Party shall not enter into any compromise or settlement of such Third Party Claim without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed. If requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in questions, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. Notwithstanding the foregoing in this Section , if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article and if such dispute is resolved in favor of the Indemnifying Party pursuant to Section , the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Article or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of the Indemnifying Party in connection with the Third Party Claims, excluding however any litigation with respect to its indemnify obligation hereunder. The Indemnifying Party shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section , and the Indemnifying Party shall bear its own costs and expenses with respect to any such participation.

            (c) PAYMENTS. Payments of all amounts owing by an Indemnifying Party as a result of a Third Party Claim shall be made within five Business Days after the earlier of

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
(i) the settlement of the Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third Party Claim shall be made within five Business Days after the later of (y) 30 days after the expiration of the Election Period or (z) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Notwithstanding the above, if the Indemnifying Party has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnifying Party shall reimburse (promptly after the receipt of each invoice therefor) the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party in contesting the Third Party Claim together with reasonable support for such expenditures.

      8.5 SUBROGATION RIGHTS. If the Indemnified Party is one of the Parties to be Indemnified by OYO and the Indemnified Party has a right against a Person (other than one of the other Parties to be Indemnified by OYO) with respect to any damages or other amounts paid to the Indemnified Party by OYO, then OYO shall, to the extent of such payment, be subrogated to the right of such Indemnified Party. If the Indemnified Party is one of the Parties to be Indemnified by Cole and the Indemnified Party has a right against a Person (other than one of the other Parties to be Indemnified by Cole) with respect to any damages or other amounts paid to such Indemnified Party by Cole, then Cole shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

      8.6 INSURANCE PROCEEDS; INTEREST. In determining the amount of any loss, liability or expense for which any party is entitled to indemnification under this Article , the gross amount thereof (a) will be reduced by any insurance proceeds realized or to be realized by such party, and such correlative insurance benefit of such claim and further reduced (without duplication) by any reserves set out in the Effective Date Balance Sheet, and (b) will be increased by (i) to the extent such payment is based on amounts paid by the Indemnified Party, interest on such amount at the rate quoted from time to time on London Interbank Market for 30-day borrowings, plus 1-1/2% from the date such payment is made until payment is made as required hereunder and (ii) to the extent such payment is based on losses incurred by the Indemnified Party, interest on such amount at the rate quoted from time to time on London Interbank Market for 30-day borrowings, plus 1-1/2% from the date of such loss until payment is made as required hereunder. Any payment for indemnification by Cole may be treated by Cole as an adjustment to the Consideration. No indemnity or other obligation hereunder in favor of the Company or OYO or Sub, on the one hand, or Cole on the other hand, shall be construed so as to permit double recovery.

      8.7 INDEPENDENT INDEMNITIES. The parties acknowledge and agree that each of the indemnities under Section and each of the indemnities under Section may be relied upon independently.

      8.8 INVESTIGATION AND DUE DILIGENCE. No investigation, examination, audit, inspection or other due diligence prior to the Closing shall affect the parties' respective rights to indemnity pursuant to this Agreement; PROVIDED, that the foregoing is not intended to affect the representations, warranties and other agreements as modified by the Disclosure Schedule.

      8.9 NO IMPLIED REPRESENTATIONS OR WARRANTIES. The parties hereto acknowledge that no party hereto has made any representation or warranty, express or implied, to any other party other than the express representations and warranties set forth herein.

                                   ARTICLE 9
                                  DEFINITIONS

      Capitalized terms used in this Agreement shall have the meanings given to them in this Article unless defined elsewhere in this Agreement.

      9.1   "AAA" shall have the meaning such term is given in Section

      9.2 "AFFILIATE" means, with respect to any Person, any Person that, directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to a natural person, the term "Affiliate" includes such person's immediate family.

      9.3 "AGREEMENT" shall have the meaning such term is given in the introductory paragraph to this Agreement.

      9.4 "ASSETS" means all the assets and properties owned by the Company, tangible and intangible, real, personal and mixed.

      9.5 "BENEFIT PLAN" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of the Company.

      9.6 "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which federally chartered commercial banks in Houston, Texas are authorized or required by law to close.

      9.7 "CERCLA" means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

      9.8 "CLAIM" means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, Encumbrances, impositions, fines, penalties, administrative orders, deficiencies, levies, duties, obligations, costs, expenses, liabilities, actual damages (and, only with respect to Third Party Claims, consequential and punitive damages), including in each case, interest, penalties, reasonable attorneys' fees, disbursements and reasonable costs of investigations and litigation, including a reasonable allocation of the time spent by management of the Company or OYO in investigating the facts and circumstances relating to the Claim or responding to an audit or investigation.

      9.9 "CLAIM NOTICE" shall have the meaning such term is given in Section .

      9.10 "CLOSING" shall have the meaning such term is given in Section .

      9.11 "CODE" means the Internal Revenue Code of 1986, as amended.

      9.12 "COMMISSION" means the United States Securities and Exchange Commission.

      9.13 "COMMON STOCK" shall have the meaning such term is given in the recitals to this Agreement.

      9.14 "COMMON STOCK CONVERSION RATE" shall have the meaning such term is given in Section (a).

      9.15 "COMPANY" shall have the meaning such term is given in the introductory paragraph to this Agreement.

      9.16 An event, matter or circumstance shall be deemed to affect the "COMPANY CONDITION" if it would affect the business, results of operations, financial condition, Assets or prospects of the Company and its Subsidiaries, taken as a whole.

      9.17 "CONSIDERATION" shall have the meaning such term is given in Section
(a).

      9.18 "DEFICIENCY" shall have the meaning given such term in Section .

      9.19 "EFFECTIVE DATE" means the date on which the Effective Time occurs.

      9.20 "EFFECTIVE DATE BALANCE SHEET" shall have the meaning such term is given in Section .

      9.21 "EFFECTIVE TIME" means the date and time when the Merger shall become effective.

      9.22 "ELECTION PERIOD" shall have the meaning such term is given in Section .

      9.23 "ENCUMBRANCE" means any security interest, mortgage, pledge, trust, claim, lien, charge, option, defect, restriction, encumbrance or other right or interest of any third Person of any nature whatsoever.

      9.24 "ENVIRONMENTAL LAWS" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to the environment heretofore or currently in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted business, or where any of the Assets are located, or where any hazardous substances generated by or disposed of by the Company are located. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other harmful substances. The terms "hazardous substance", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that, to the extent the laws of the state in which any Assets are or were located currently provide for a meaning for "hazardous substance", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

      9.25 "ENVIRONMENTAL LIABILITIES" means any and all Claims (including any remedial, removal, response, abatement, clean-up, investigative and/or monitoring costs) incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgments or similar documents

(including settlements) arising out of, in connection with, or under Environmental Laws, (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or Person pursuant to common law or statute and related to the use or release of materials or (c) resulting from or arising out of conditions with respect to which obligations may be imposed under Environmental Laws.

      9.26 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      9.27 "ESCROW SHARES" shall have the meaning such term is given in Section 1.4.

      9.28 "EXCESS" shall have the meaning such term is given in Section 1.7(a).

      9.29 "FINANCIAL STATEMENTS" shall have the meaning such term is given in
Section 2.6.

      9.30 "GOVERNMENTAL ENTITY" means the United States of America, any state, province, territory, county, city, municipality and any subdivision thereof, any court, administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      9.31 "INDEMNIFIED PARTY" shall have the meaning such term is given in
Section 8.3(a).

      9.32 "INDEMNIFYING PARTY" shall have the meaning such term is given in
Section 8.3(a).

      9.33 "INTELLECTUAL PROPERTY" means patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, trade secrets, designs, plans, manuals, processes and other proprietary intellectual property rights and computer programs, and all registrations for, and applications for registration of, any of the foregoing.

      9.34  "IRS" means the United States Internal Revenue Service.

      9.35 "LIABILITIES TO BE INDEMNIFIED BY COLE" shall have the meaning such term is given in Section 8.1.

      9.36 "LIABILITIES TO BE INDEMNIFIED BY OYO" shall have the meaning such term is given in Section 8.2.

      9.37 A single event, occurrence, fact or matter will be deemed to be "MATERIAL", to have a "MATERIAL" adverse effect, to cause a "MATERIAL" change or to be "MATERIALLY" affected if such event, occurrence, fact or matter, together with all other events, occurrences, facts or matters that could reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole, would have, or might reasonably be expected to have, a material adverse effect on the Company Condition, or that would constitute a criminal violation of law involving a felony.

      9.38 "MERGER" shall have the meaning such term is given in the recitals to this Agreement.

      9.39 MULTIEMPLOYER PENSION PLANS" shall have the meaning such term is given in Section 2.8(g).

      9.40 "NET EQUITY" means, in accordance with generally accepted accounting principles and with reference to the Company's consolidated balance sheet, the difference between total assets and total liabilities (including deferred income tax liabilities and capital lease obligations).

      9.41 "OYO" shall have the meaning such term is given in the introductory paragraph to this Agreement.

      9.42 "OYO COMMON STOCK" shall have the meaning such term is given in the recitals to this Agreement.

      9.43 "PARTIES TO BE INDEMNIFIED BY COLE" shall have the meaning such term is given in Section 8.1.

      9.44 "PARTIES TO BE INDEMNIFIED BY OYO" shall have the meaning such term is given in Section 8.2.

      9.45 "PBGC" means the Pension Benefit Guaranty Corporation.

      9.46 "PENSION PLANS" shall have the meaning such term is given in Section
(a).

      9.47 "PERMITTED ENCUMBRANCES" means (a) Encumbrances for current taxes and assessments not yet past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are reflected in the Financial Statements, (b) mechanics and materialmen Encumbrances for construction in progress to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction, (c) workmen, repairmen, warehousemen, carriers, lessors and operators Encumbrances arising in the ordinary course of business to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction and (d) easements, including agreements and deeds of easement, restrictions, set-back lines, mineral reservations and exceptions, landlord's liens, and other minor imperfections of title.

      9.48 "PERSON" means any individual, corporation, association, partnership, joint venture, trust, estate or unincorporated organization or Governmental Entity.

      9.49 "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

      9.50 "SEC DOCUMENTS" shall have the meaning such term is given in Section 3.6.

      9.51 "SECURITIES ACT" means the Securities Exchange Act of 1933.

      9.52 "SUB" shall have the meaning such term is given in the introductory paragraph to this Agreement.

      9.53 "SUB COMMON STOCK" shall have the meaning such term is given in
Section 1.3(c).

      9.54 "SUBSIDIARY" shall have the meaning such term is given in Section hereof.

      9.55 "SURVIVING CORPORATION" shall have the meaning such term is given in
Section 1.1(a).

      9.56 "TAXES" shall have the meaning such term is given in Section 2.18.

      9.57 "TAX RETURNS" shall have the meaning such term is given in Section 2.18.

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
      9.58 "TBCA" means the Texas Business Corporation Act.

      9.59 "THIRD PARTY CLAIM" shall have the meaning such term is given in
Section 8.4(a).

      9.60 "THRESHOLD AMOUNT" shall have the meaning such term is given in
Section 8.1.

      9.61 "WASTE MATERIALS" means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum and petroleum products, and any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law. "Waste Materials" does not include useful products that are stored or maintained in authorized containers.

                                  ARTICLE 10
                                 MISCELLANEOUS

      10.1 ENTIRE AGREEMENT. This Agreement constitutes the sole understanding of the parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

      10.2 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon OYO, Sub, the Company and Cole and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Sub may assign its rights in this Agreement to an Affiliate; provided, however, that any such assignment by Sub shall not release OYO or Sub from any of their obligations or agreements under this Agreement.

      10.3 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby; PROVIDED that the reasonable and customary legal fees and expenses of the Company and Cole shall be paid by the Company.

      10.4 INVALIDITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner Materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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
      10.6 HEADINGS. The headings of the Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

      10.7 CONSTRUCTION AND REFERENCES. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules or Exhibits are references to the corresponding Schedules and Exhibits attached to this Agreement. Unless otherwise specified, the words "including" and "include", and similar words, as used in this Agreement are not to be construed as limiting.

      10.8 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

      10.9 KNOWLEDGE. Whenever set forth in this Agreement, the phrase "to the best of Cole's and Company's knowledge" (or any similar phrase which contains the words "Cole's and Company's knowledge" or "known to Cole and Company") shall be deemed to mean only the actual knowledge of Cole and Company after good faith inquiry into the relevant subject matter. With reference to warranties and representations made subject to "Cole's and Company's knowledge" (or words of similar import), in no event shall Cole or Company be liable for the inaccuracy of the underlying warranty or representation if Cole or Company had no actual knowledge of the inaccuracy at the time of making the warranty or representation; PROVIDED that the Company and Cole made good faith inquiry into the relevant subject matter of such representation or warranty.

      10.10 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, by facsimile (with receipt confirmed) or by registered or certified mail, postage prepaid:

            if to the Company or Cole, to:

                  JRC/Concord Technologies, Inc.
                  1830 Kersten Drive
                  Houston, Texas 77043
                  Attn: Jimmy R. Cole, President
                  Facsimile:  (713) 984-0646
                  Confirm:    (713) 984-9685


                  with a copy to:

                  Dow, Cogburn & Friedman, P.C.
                  2300 Coastal Tower
                  Nine Greenway Plaza
                  Houston, Texas 77046
                  Attention:  Thomas J. McCaffrey
                  Facsimile:  (713) 940-6099
                  Confirm:    (713) 626-5800
            if to OYO or Sub, to:

                  OYO Geospace Corporation
                  9777 W. Gulf Bank Road, Suite 5
                  Houston, Texas  77040
                  Attention:  Gary D. Owens, President
                  Facsimile:  (713) 849-4915
                  Confirm:    (713) 849-0804

                  with a copy to:

                  Fulbright & Jaworski L.L.P.
                  1301 McKinney, Suite 5100
                  Houston, Texas 77010-3095
                  Attention:  Charles H. Still
                  Facsimile:  (713) 651-5246
                  Confirm:    (713) 651-5151

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is sent by facsimile shall be deemed to have been duly given to the party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by facsimile shall promptly be mailed in the manner herein provided to the party to which such notice was given.

      10.11 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.

      10.12 RESOLUTION OF DISPUTES.

            (a) NEGOTIATION. Except for disputes relating to Section , which disputes shall be resolved pursuant to Section , the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives or other persons who have authority to settle the controversy. Any party may give the other disputing party written notice of any dispute not resolved in the normal course of business. Within five days after the effective date of that notice, executives of the disputing parties shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. The first of those meetings shall take place within 30 days of the effective date of the disputing party's notice. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, any party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three Business Days' notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

            (b) ARBITRATION. Any dispute arising out of, relating to or in any way touching upon this Agreement or the breach, termination or validity hereof, that has not been resolved by non-binding procedures as provided in Section within 60 days of the initiation of that procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association ("AAA") arbitration rules for commercial disputes, as in effect on the date hereof (the "RULES"); PROVIDED that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before the expiration of the period. With respect to an arbitral proceeding, the parties agree as follows:

                  (i) The arbitration shall be conducted by three independent and impartial arbitrators, none of whom shall be an officer, director or employee of any party hereto or its Affiliates. The Seller and the Buyer shall each choose one arbitrator. The two chosen arbitrators shall choose the third arbitrator.

                  (ii) The parties acknowledge that this Agreement affects interstate commerce; thus the arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof.

                  (iii) Damages recoverable by any party are limited to compensatory damages. Each party hereby irrevocably waives for the purposes of this Agreement any damages in excess of compensatory damages, including punitive, exemplary, consequential and special damages and lost profits. The arbitrators shall be empowered to award only compensatory damages.

                  (iv) Any arbitration conducted pursuant to this Section shall be held at a mutually acceptable location in the City of Houston, the State of Texas.

                  (v) Unless the parties subject to the arbitration otherwise agree, no dispute among them shall be included in the arbitration unless it arises out of, relates to, or in any way touches upon, this Agreement or the breach, termination or validity hereof. This agreement to arbitrate, however, includes each party's willingness and desire to arbitrate matters that arise out of, relate to, or in any way touch upon this Agreement or the breach, termination or validity hereof, including claims or actions sounding or cast in terms of tort law or tortious conduct.

                  (vi) The arbitrators may make interim awards and may award equitable and declaratory relief.

                  (vii) The costs and expenses of the arbitration shall be allocated equally between the parties, PROVIDED, that each party's own attorney's fees shall be borne by the party incurring the same.

                  (viii) In resolving any dispute, the arbitrators shall apply the provisions of this Agreement, without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify, change or terminate this Agreement.

                  (ix) It shall not be inconsistent with this Section for any party to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of either party pending the establishment of the arbitral tribunal.

      IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.


                               OYO GEOSPACE CORPORATION



                               by: /s/GARY D. OWENS
                                      Gary D. Owens, Chairman, President
                                      and Chief Executive Officer


                               BUBBLES MERGE CO.


                               by: /s/ GARY D. OWENS
                                       Gary D. Owens, President


                               JRC/CONCORD TECHNOLOGIES, INC.



                               by: /s/ JIMMY R. COLE, JR.
                                       Jimmy R. Cole, Jr., President


                               JIMMY R. COLE, JR.

                                   /s/ JIMMY R. COLR, JR.

    As wife of Jimmy R. Cole, Jr., I hereby consent to the disposition by my husband pursuant to this Agreement of the securities disposed of by him hereby.


                             CHARLENE MARIE COLE (AS WIFE OF JIMMY R. COLE, JR.)

                                    /s/ CHARLENE MARIE COLE